Exhibit 22

May 15, 2001

Mr. Robert J. McCauley
The DeWolfe Companies, Inc.
80 Hayden Avenue
Lexington, MA 02421

Dear Robert:

We have tabulated the vote cast at the Annual Meeting of Stockholders for The DeWolfe Companies, Inc. held on May 15, 2001.  The results of this tabulation are as follows:

PROPOSAL I
To fix the size of the Board at five and to elect the nominees named in the Proxy Statement.

	Number of Shares/Votes

	For	Withheld

Richard B. DeWolfe	3,123,980	40,845
A. Clinton Allen	3,144,361	20,464
Paul R. Del Rossi	3,144,881	19,944
R. Robert Popeo	3,144,681	20,144
Robert N. Sibcy	3,144,881	19,944

PROPOSAL II
To approve the amendment to the Company’s 1998 Stock Option Plan.

For:	3,028,243
Against:	135,156
Abstain:	1,426

PROPOSAL III
To ratify the Company’s Selection of Ernst & Young LLP as the Company’s Independent Auditors.

For:	3,149,486
Against:	14,125
Abstain:	1,214

We certify that the number of shares eligible to vote, as of the record date of March 16, 2001, were 3,427,002.  We tabulated proxies representing 3,164,825 shares or 92.35 percent of the common outstanding shares.

Sincerely,

Therese M. Collins
Senior Account Manager
Authorized Signatory
EQUISERVE